EXHIBIT 2.2

AMENDMENT, WAIVER AND REVOCATION

OF TERMINATION OF

ASSET PURCHASE AGREEMENT

This Amendment, Waiver and Revocation of Termination of Asset Purchase Agreement (this “Amendment”) is made effective as of January 21, 2004 (the “Amendment Effective Date”) by and among Orchid BioSciences, Inc., a Delaware corporation, having its principal office at 4390 U.S. Route 1 North, Princeton, NJ 08540 (“Orchid”), Lifecodes Corporation, a Delaware corporation and wholly owned subsidiary of Orchid (“Lifecodes,” together with Orchid, the “Sellers”) and Tepnel Life Sciences plc, a company organized under the laws of the United Kingdom, having its principal office at Heron House, Oaks Business Park, Crewe Road, Wythenshawe, Manchester M23 9HZ (“Tepnel”), Tepnel North America Corporation, a Delaware corporation and wholly owned subsidiary of Tepnel (“Tepnel North America”) and Tepnel Lifecodes Corporation, a Delaware corporation and wholly owned subsidiary of Tepnel North America (“Tepnel Lifecodes,” together with Tepnel and Tepnel North America, the “Buyers”). Each of the Sellers and the Buyers are herein referred to individually as a “Party” and collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement by and between the Sellers and the Buyers dated as of October 30, 2003 (the “Agreement”).

WHEREAS, the Parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration (including without limitation the acknowledgments of the Parties set forth in Section 2 of this Amendment), the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1. Amendments.

Pursuant to Section 14.3 of the Agreement, the Parties hereby amend the Agreement as set forth below:

A. Section 1.2 of the Agreement shall be modified by inserting the phrase “any accounts receivable in excess of 120 days old which are fully reserved in accordance with Schedule 3.2 attached hereto” immediately after the reference to “including, without limitation” in the third line thereof.

B. Section 2.1 of the Agreement shall be modified by inserting the phrase “or that certain Manufacturing Agreement between Roche Molecular Systems, Roche and the Seller Sub” immediately after the reference to “April 1, 1997” and by deleting the following language from the last sentence thereof:

“; provided that the Sellers have used commercially reasonable efforts to obtain Roche’s consent (the “Roche Consent”) to assign such license agreement”

and inserting in lieu thereof the following:

“(such consent with respect to both the license agreement and the manufacturing agreement, collectively, the “Roche Consent”) and any amounts payable under the Luminex Agreement, regardless of whether the Luminex Consent is obtained by the Sellers.”

C. Section 3.1 of the Agreement is hereby amended by:

(i) deleting the reference to “Four Million Two Hundred Ninety-Nine Thousand Nine Hundred Ninety-Eight Dollars ($4,299,988)” in the first paragraph thereof and inserting in lieu thereof “Three Million Four Hundred Fifty Thousand Dollars ($3,450,000)”; and

(ii) inserting a new subsection (d) thereto as follows:

“(d) Notwithstanding any other provision of this Section 3.1 to the contrary, $450,000 of the Second Deposit shall remain in escrow in accordance with the terms of the Escrow Agreement until final resolution of the adjustment to the Purchase Price, if any, in accordance with Section 3.2.”

D. Section 5.3(d) of the Agreement shall be modified by adding the phrase “and the Luminex Consent” immediately after the phrase “the Roche Consent.”

E. Section 9.2(b) of the Agreement shall be modified by deleting the phrase “December 31, 2003” contained therein and inserting in lieu thereof the phrase “January 31, 2004.”

F. Section 13.3(b)(2) of the Agreement shall be modified to insert the phrase “or the Luminex Consent” immediately after the phrase “the Roche Consent” in each instance.

G. All references to “December 23, 2003” in the Agreement shall be deleted and replaced with “January 21, 2004” in each instance.

H. The definition of “Luminex Agreement” in Article 15 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“Luminex Agreement” means that certain Development and Supply Agreement between the Seller Sub and Luminex Corporation, dated June 9, 1999, as amended by that certain Amendment Number One by and between the Seller Sub and Luminex Corporation, dated May 30, 2003 and made effective as of December 11, 2003.”

I. Notwithstanding anything to the contrary contained in the Agreement, the parties hereby acknowledge and agree that all of the closing conditions under the Agreement, except the delivery of the remainder of the Purchase Price which will occur simultaneously with the execution of this Amendment, have been satisfied or waived, as the case may be, such that upon payment of the remainder of the Purchase Price, the Closing will simultaneously occur.

J. Section 12.1 shall be modified by adding the following subsection (d) thereto:

“(d) any claim, liability or obligation, if any, relating to Item 2 of Schedule 6.19(j) of the Disclosure Schedule arising on or prior to the Closing Date.”

K. Section 12.4(a) shall be modified by inserting immediately after the reference to “Section 12.1(b)” in clause (i) therein the following phrase “and/or Section 12.1(d).”

2. Waiver and Revocation of Termination.

A. Pursuant to Section 14.3 of the Agreement and in consideration of the above modifications, the Buyers hereby agree to waive (i) the condition set forth in Section 5.3(d) with respect to the consents set forth in Exhibit A attached hereto and incorporated herein by reference; (ii) the representation and warranty of the Sellers set forth in Section 6.7 with respect to the discharge of the liens set forth in Exhibit B attached hereto and incorporated herein by reference; (iii) any potential claims under the representations and warranties of the Sellers under the Agreement regarding the disclosure of the solicitation letter from Johns Hopkins University to the Seller dated July 11, 2003, except as otherwise provided in the Disclosure Schedule to the Agreement; (iv) any potential claims under the representations and warranties under the Agreement regarding the disclosure of any amendment to the Development and Supply Agreement by and between Luminex Corporation dated June 9, 1999.

B. Pursuant to Section 14.3 of the Agreement and in consideration of the above modifications, the Sellers hereby agree to waive any potential claims of breach of the Buyers’ obligations pursuant to Section 8.1 with respect to Buyers’ cooperation in obtaining the Roche Consent and the Luminex Consent.

C. In consideration of the above modifications (i) the Buyers hereby revoke the termination notice addressed to the Sellers dated as of December 23, 2003 and the escrow notice addressed to the escrow agent dated as of December 24, 2003 and (ii) the Sellers hereby revoke the termination notice addressed to the Buyers dated as of December 23, 2003 and the escrow notice addressed to the escrow agent dated as of December 23, 2003.

3. Miscellaneous. The Parties hereby acknowledge and agree that under no circumstances shall the execution and delivery by the Parties of this Amendment and the agreement of the Parties to amend the Agreement as described herein and to waive certain conditions and representations and warranties be deemed to be or otherwise constitute an acknowledgement, agreement or admission that either Party has breached any representation or warranty under the Agreement, has a valid claim for indemnification for purposes of the Agreement or shall otherwise preclude or limit either Party’s proper exercise of any of its rights, powers or remedies under the Agreement, as amended hereby. Except as amended hereby, the Agreement remains in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives.

ORCHID BIOSCIENCES, INC.

By:	/S/ Paul J. Kelly
Paul J. Kelly
Title:	Chief Executive Officer

LIFECODES CORPORATION

By:	/S/ Paul J. Kelly
Name:	Paul J. Kelly
Title:	President

TEPNEL LIFE SCIENCES PLC

By:	/S/ Benjamin Matzilevich
Name:	Benjamin Matzilevich
Title:	Chief Executive

TEPNEL NORTH AMERICA CORPORATION

By:	/S/ Benjamin Matzilevich
Name:	Benjamin Matzilevich
Title:	President

TEPNEL LIFECODES CORPORATION

By:	/S/ Benjamin Matzilevich
Name:	Benjamin Matzilevich
Title:	President

Exhibit A

Agreements

1.	Development and Supply Agreement by and between the Seller Sub and Luminex Corporation, dated June 9, 1999.

2.	License Agreement among F. Hoffmann-La Roche Ltd., Roche Molecular Systems, Inc. and the Seller Sub, dated April 1, 1997.

3.	Manufacturing Agreement between Roche Molecular Systems, F. Hoffmann-La Roche Ltd. and the Seller Sub, dated June 11, 1998.

4.	Distributor Agreement between Amersham Life Sciences, Inc. and the Seller Sub, dated April 1, 1996.

5.	Office Equipment Lease between the Seller Sub and RICOH Business Systems, Inc., dated February 28, 2002.

6.	Patent and Know-How Contract between the French State and the Seller Sub, dated January 19, 1993.

7.	The Patent and Know-How License between the Seller Sub and Astra-Zeneca, dated March 15, 1996.

8.	Cross License Agreement between the Seller Sub and Invitrogen Corporation (as successor in interest to Life Technologies, Inc.), dated September 24, 1998.

Exhibit B

Liens

1.	The lien(s) pursuant to that certain Office Equipment Lease between the Seller Sub and RICOH Business Systems, Inc., dated February 28, 2002.

2.	The lien(s) pursuant to that certain Mailing and Postage Equipment Lease between the Seller Sub and Pitney Bowes Credit Corporation, dated January 11, 2001.

3.	The lien held by Sanwa Leasing Corporation, referenced by file number: 0001829832.

4.	The lien held by Dell Financial Services, L.P., referenced by file number: 0001876581.

5.	The lien held by Mid America Bank, referenced by file number: 0001893555.

6.	The lien held by Mid America Bank, referenced by file number: 0002099187.

7.	The lien held by NSB Leasing, Inc., referenced by file number: 0002918548.

8.	The lien held by NSB Leasing, Inc., referenced by file number: 002046907.

9.	Pursuant to that certain Payoff and Termination Agreement dated as of December 5, 2003 (the “Termination Agreement”) by and among Comerica Bank, Borrower (as defined therein) and the Subsidiary Guarantors (as defined therein), any and all security interests and Liens (as defined in the Loan Agreement) granted by the Sellers to Comerica Bank pursuant to that certain Loan and Security Agreement by and among Comerica Bank and the Credit Parties (as defined therein), dated as of December 23, 2002 (the “Loan Agreement”) and the other Loan Documents (as defined in the Loan Agreement) were automatically released and terminated effective upon Orchid’s payment of the Final Payoff Amount (as defined in the Termination Agreement) on December 10, 2004. UCC financing statements in connection with the Loan Agreement have not yet been terminated; however, Comerica has indicated to the Sellers that it is currently in the process of terminating all such financing statements.